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                                             As filed pursuant to Rule 424(b)(3)
                                             under the Securities Act of 1933
                                             Registration No. 033-87864


                      AIG SUNAMERICA LIFE ASSURANCE COMPANY
                            VARIABLE SEPARATE ACCOUNT

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     SUPPLEMENT TO THE POLARIS PLATINUM II PROSPECTUS (B-3158-PRO (R 4/03))
                                DATED MAY 1, 2003

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Effective October 1, 2003 the Nations Capital Growth Portfolio will change its investment sub-advisers from Banc of America Capital Management, LLC to Marsico Capital Management, LLC.

The prospectus dated May 1, 2003 will be supplemented as follows:

   On page 1 of the prospectus under the heading "STOCKS," Nations Capital Growth Portfolio will be removed from under the sub-adviser Banc of America Capital Management, LLC and added under the sub-adviser Marsico Capital Management, LLC.

   On page 11 of the prospectus in the INVESTMENT OPTIONS section, Nations Capital Growth Portfolio will be removed from under the sub-adviser Banc of America Capital Management, LLC and added under the sub-adviser Marsico Capital Management, LLC.


On August 28, 2003, the Board of Trustees of Nations Separate Account Trust reviewed and approved a proposed Agreement and Plan of Reorganization for the reorganization whereby Nations Capital Growth Portfolio will transfer all of its assets and liabilities to Nations Marsico Growth Portfolio in exchange for shares of equal value of the Nations Marsico Growth Portfolio. This reorganization is subject to the approval of the shareholders of Nations Capital Growth Portfolio. A special meeting of the shareholders of the Nations Capital Growth Portfolio is scheduled for December 5, 2003 in consideration of the reorganization and related transactions. Before the meeting, shareholders of Nations Capital Growth Portfolio will receive proxy materials discussing the similarities and differences between the two portfolios. The reorganization, if approved by shareholders, is anticipated on or about December 12, 2003.







Date: October 1, 2003

                Please keep this Supplement with your Prospectus.


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